                                                                    EXHIBIT 10.4

                SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                             (Lisa Corbett Peterson)


         This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made as of October 27, 2000 (the "Effective Date"), by and between Monarch Dental Corporation, a Delaware corporation (the "Company"), and Lisa Corbett Peterson (the "Executive").

         WHEREAS, Company recognizes that Executive has made significant contributions to the financial success of the Company, and that Executive has certain knowledge and business contacts in Company's business;

         WHEREAS, Company desires to continue Executive's employment and to obtain the benefit of Executive's contacts and knowledge in the business as well as her valuable judgment, extensive experience, good counsel and advice;

         WHEREAS, to reward Executive for her contributions to the financial success of the Company, to induce Executive to continue her employment with the Company, and to encourage Executive to exert her very best efforts towards the completion of a Transaction (as defined below), the Company has agreed to provide Executive certain compensation, management arrangements, and incentives as set forth in this Agreement;

         WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to retain the Executive's services and to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction arising from the possibility of a change in control of the Company; and

         WHEREAS, the Company desires to assure itself of the services of the Executive for the period provided in this Agreement and the Executive desires to stay in the employ of the Company on the terms and conditions hereinafter provided:

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

         1. Employment. The Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the period and on the terms and conditions set forth in this Agreement.

         2. Capacity. During the Term (as defined below), the Executive shall serve the Company as Chief Financial Officer, reporting to the Chief Executive Officer of the Company (the "CEO"), with authority, duties and responsibilities not less than the Executive has on the date of this Agreement, with her actions at all times subject to the direction of the CEO or the Board of Directors (but not any one individual director who is not the CEO). The Executive hereby accepts such employment, agrees to serve the Company in the capacities indicated, and agrees to use her best efforts in, and shall devote her full working time, attention, skill and energies to, the advancement of the interests of the Company and its subsidiaries and the performance of her duties and responsibilities hereunder.

         3. Term. Subject to the provisions of Section 5 hereof, the term of employment pursuant to this Agreement (the "Term") shall be four (4) years from August 9, 1999, the Effective Date of the 1999 Employment Agreement; provided, however, that this Agreement shall be extended automatically for successive one-year periods ending on the relevant anniversary of the Effective Date of the 1999 Employment Agreement, unless either party gives the other notice no later than 180 days prior to the scheduled termination date (i.e., the fourth anniversary of the Effective Date of the 1999 Employment Agreement or any later anniversary) of her or its determination not to extend this Agreement, whereupon it shall terminate as of such anniversary date.

         4. Compensation and Benefits. The compensation and benefits payable to the Executive under this Agreement shall be as follows:

                  (a) Salary. For all services rendered by the Executive under this Agreement, the Company shall pay the Executive a salary (the "Salary") at the annual rate of One Hundred Eighty-Two Thousand Five Hundred Dollars ($182,500), subject to increase from time to time in the discretion of the Compensation Committee of the Board of Directors (the "Compensation Committee"). Notwithstanding the foregoing, effective January 1, 2001, the Company shall pay the Executive a salary at the annual rate of Two Hundred Thousand Seven Hundred Fifty Dollars ($200,750). The Salary shall be payable in periodic installments in accordance with the Company's usual practice for its senior executives.

                  (b) Bonus. In addition to the Salary payable to the Executive pursuant to subsection 4(a), during the Term, the Executive shall be eligible to receive a bonus of up to 40% of her annual Salary based upon achievement (i) by the Company of certain corporate and financial goals (the "Corporate Goals") and
(ii) by the Executive of certain management goals (the "Management Goals"). The Corporate Goals and Management Goals will be set in the sole discretion of the Board of Directors of the Company acting in good faith. Nothing in this subsection 4(b) shall be deemed to create any right of the Executive to receive any bonus, such decision on the amount of a bonus, if any, to be made in the sole and absolute discretion of the Board of Directors of the Company or a duly appointed committee thereof. Notwithstanding any other provision in this subsection or this Agreement, Executive shall receive a bonus for the Company's 2000 and 2001 fiscal years of not less than 40% of her annual Salary. For the bonus year of 2000 the Bonus shall be paid on January 2, 2001, and for bonus years thereafter, the Bonus shall be paid on the earlier to occur of (i) the Closing Date, (ii) December 31 of the year in which the Bonus is earned, or
(iii) the date upon which Executive's employment with the Company terminates for any reason other than pursuant to subsection 5(a) (Termination by the Company for Cause). If the Bonus is paid on the Closing Date or on the date of Executive's termination of employment, the Bonus shall be prorated based on the number of full or partial months to the Closing Date or the date of termination, as the case may be. If the

Executive continues in employment after the Closing Date, Executive shall receive an additional pro rata portion of the Bonus, based on the number of full or partial months after the Closing Date, on a date which conforms to the Company's usual practice.

         (c) Retention Payment. The Executive shall be paid by the Company, on the dates set forth below, provided Executive is employed by the Company on such date, a monthly retention payment, as provided below:

  Payment Date     Amount of Retention Payment
----------------   ---------------------------
October 31, 2000        $    3,906.25
November 1, 2000        $   11,406.25
December 1, 2000        $   11,406.25
January 1, 2001         $   12,546.88
February 1, 2001        $   12,546.88
March 1, 2001           $   12,546.88

                  (d) Transaction Incentive Fee. Contemporaneously with, as a part of, and as a condition to, the Transaction and, except as set forth in subsection 5(h) hereto, provided Executive is employed by the Company on such date and provided further the Closing Date occurs on or before March 31, 2002, Executive shall be paid a Transaction incentive fee ("Transaction Fee") in lump sum, cash, as provided below (with linear interpolation between share points):

                                 Transaction Incentive Fee
       Price Per Share      (bps below times Total Equity Value)
       ---------------      ------------------------------------
          $   7.00                        24 bps
          $   7.50                        26 bps
          $   8.00                        28 bps
          $   8.50                        30 bps
          $   9.00                        32 bps

The Transaction Fee will be equal to the Total Equity Value times the applicable basis point figure. For any Transaction below $7.00, the Transaction Fee will be 20 basis points multiplied by the Total Equity Value. Notwithstanding the foregoing, in no event shall the Transaction Fee be less than the amount determined as follows:

         R  = (S minus T) minus U, where:

         R  means the minimum Transaction Fee;

         S  means $370,000;

         T means the aggregate retention payments paid to Executive under subsection 4(c) hereof; and

         U means the aggregate "spread" on the stock options granted under subsection 4(e) of the 2000 Employment Agreement, outstanding as of the date of the Transaction. The aggregate "spread" shall mean the positive difference between the exercise price per share and X (as defined in subsection 20(d) hereof), times the number of options granted pursuant to subsection 4(e) of the 2000 Employment Agreement that remain outstanding as of the date of the Transaction.

                  (e) Special Bonus. In addition to all other compensation and benefits provided for in this Agreement, the Company agrees to pay the Executive in cash contemporaneously with the execution of this Agreement a special one-time bonus in the amount of $60,000 (net of withholding taxes).

                  (f) Certain Additional Payments by the Company. Notwithstanding anything to the contrary in this Agreement, in the event that any payment or distribution to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall pay to the Executive an additional payment (a "Gross-up Payment") in an amount such that after payment by the Executive of all taxes upon such Gross-up Payment (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, the Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. (The Gross-up Payment is not intended to compensate the Executive for any income taxes payable with respect to the Payment.) All determinations required to be made under this subsection 4(f), including whether a Gross-up Payment is required and the amount of such Gross-up Payment, shall be made by Arthur Andersen LLP or any other nationally recognized accounting firm selected by the Company and Executive (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. The amount of the Gross-up Payment shall be paid (in estimate) either contemporaneously with, as a part of and as a condition, to the Closing, with the actual amount finally to be determined, settled and paid by the Company to Executive or by Executive to the Company, as the case may be, at the time of filing of the applicable federal income tax return, or as otherwise provided in this Agreement. The Executive shall notify the Company immediately in writing of any claim by the Internal Revenue Service which, if successful, would require the Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Accounting Firm) within five
(5) days of the receipt of such claim. The Company shall notify the Executive in writing at least five days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, the Executive shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company's action. If, as a result of the Company's action with respect to a claim, the Executive receives a refund of any amount paid by the Company with respect to such claim, the Executive shall promptly pay such refund to the Company. If the Company fails to timely notify the Executive whether it will contest such claim or the Company determines not to contest such claim, then the Company shall immediately pay to the Executive the portion of such claim, if any, which it has not previously paid to the Executive.

                  (g) Regular Benefits. During the Term, the Executive shall be entitled to participate in any employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans and arrangements, vacation plans, expense reimbursement plans and other benefit plans which the Company may determine from time to time in its sole discretion to have in effect for all or most of its senior executives. Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Company, applicable law and the discretion of the Board of Directors or any administrative or other committee provided for in or contemplated by any such plan.

                  (h) Taxation of Payments and Benefits. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Except as set forth in subsection 4(f), nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

                  (i) Exclusivity of Salary and Benefits. The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement. Compliance with the provisions of this Section 4 shall in no way create or be deemed to create any obligation, express or implied, on the part of the Company or any of its affiliates with respect to the continuation of any particular benefit or other plan or arrangement maintained by them or their subsidiaries as of or prior to the date hereof or the creation and maintenance of any particular benefit or other plan or arrangement at any time after the date hereof.

                  (j) Expenses. The Company shall promptly reimburse the Executive for all reasonable business expenses incurred by the Executive during the Term in accordance with the Company's practices for executive officers of the Company with a similar level of responsibility, as in effect from time to time.

                  (k) Vacation. During the Term, the Employee shall receive paid vacation annually in accordance with the Company's practices for executive officers, as in effect from time to time, but in any event not less than three
(3) weeks during each 365 days of the Term.

         5. Termination and Termination Benefits. Notwithstanding the provisions of Section 3, the Executive's employment under this Agreement shall terminate under the following circumstances set forth in this Section 5.

                  (a) Termination by the Company for Cause. The Executive's employment under this Agreement may be terminated for cause without further liability on the part of the Company effective immediately upon written notice to the Executive by the Company. Only the following shall constitute "cause" for such termination:

                           (i) willful gross misconduct by the Executive that causes material economic harm to the Company or that brings substantial discredit to the Company's reputation;

                           (ii) final, nonappealable conviction of a felony involving moral turpitude; or

                           (iii) the Executive shall commit a material breach of any of the covenants, terms or provisions hereof, which breach has not been remedied within sixty (60) days after delivery to the Executive by the Company of written notice, specifying in reasonable detail the basis therefor and stating that it is grounds for Cause.

         The Executive shall be permitted to respond and to defend herself before the Board of Directors or any appropriate committee thereof within a reasonable time after written notification of any proposed termination for Cause under item (i) or (iii) of this subsection.

         Upon termination for Cause as provided in this subsection 5(a), the Company shall have any and all rights and remedies under this Agreement and applicable law in addition to its rights under subsection 5(m).

                  (b) Termination by the Company Without Cause. During the Term, the Company may terminate the Executive's Employment Without Cause, subject to the provisions of subsection 5(h) (Certain Termination Benefits). Termination "Without Cause" shall mean termination of the Executive's employment by the Company other than termination for Cause or for Disability or by reason of the non-renewal of this Agreement, by either party, at the end of the Term.

                  (c) Termination by the Executive for Good Reason. The Executive may terminate her employment hereunder for Good Reason. For purposes of this Agreement, the termination of Executive's employment hereunder by Executive because of the occurrence of one or more of the following events shall be deemed to have occurred for "Good Reason":

                           (i) any material breach of this Agreement by the Company, provided, however, that a material breach of this Agreement by the Company shall not constitute Good Reason unless the Executive notifies the Company in writing of the breach, specifying in reasonable detail the nature of the breach and stating that such breach is grounds for Good Reason, and unless the Company fails to cure such breach within sixty (60) days after such notice is sent or given under this Agreement;

                           (ii) a relocation of the Company's principal executive offices to any county other than Dallas County; provided, however, that no relocation shall constitute Good Reason unless the Executive advises the Board of Directors, in writing and prior to the relocation, of the Executive's objection to such relocation;

                           (iii) a material change in the nature or scope of Executive's authorities, powers, functions, duties or responsibilities that the Executive has on the date of this Agreement and that is reasonably determined by Executive in good faith to be adverse to Executive (specifically including, but not limited to, a material increase in travel or a change in Executive's reporting relationship to someone other than the CEO or the Board of Directors); or

                           (iv) any reduction in Executive's Salary or Bonus compensation or any other failure by the Company to comply with Section 4 hereof that is not consented to or approved by Executive.

                  (d) Termination by Executive upon a Change in Control. Upon a Change in Control, the Executive may terminate this Agreement. For purposes of this Agreement, "Change in Control" shall mean any of the following:

                           (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger own more than 50% of the combined voting power of the merged or consolidated company's then outstanding voting securities entitled to vote generally in the election of directors;

                           (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of more than 50% of the assets of the Company;

                           (iii) any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

                           (iv) the cessation of control (by virtue of their not constituting a majority of directors) of the Company's Board of Directors by the individuals (the "Continuing Directors") who (x) at the date of this Agreement were directors or (y) become directors after the date of this Agreement and whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then in office who were directors at the date of this Agreement or whose election or nomination for election was previously so approved; or

                           (v) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of an aggregate of 50% or more of the voting power of the Company's outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under such Act); provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a Change in Control hereunder if the acquiror is (w) the Executive, (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, or (y) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company;

                           (vi) subject to applicable law, in a Chapter 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

                  (e) Termination by Executive Without Good Reason. During the Term, the Executive may terminate her employment Without Good Reason. Termination "Without Good Reason" shall mean termination of the Executive's employment by the Executive other than Termination for Good Reason.

                  (f) Explanation of Termination of Employment. Any party terminating this Agreement shall give prompt written notice ("Notice of Termination") to the other party hereto advising such other party of the termination of this Agreement. Within five (5) days after notification that the Agreement has been terminated, the terminating party shall deliver to the other party hereto a written explanation (the "Explanation of Termination of Employment"), which shall state in reasonable detail the basis for such termination and shall indicate whether termination is being made With Cause, Without Cause or for Disability (if the Company has terminated the Agreement) or for Good Reason, a Change in Control or Without Good Reason (if the Executive has terminated the Agreement).

                  (g) Date of Termination. "Date of Termination" shall mean the date on which Notice of Termination is sent or given under this Agreement.

                  (h) Certain Termination Benefits. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive's employment under this Agreement. Notwithstanding the foregoing, in the event of termination of the Executive's employment with the Company (A) pursuant to subsection 5(b) (Termination by the Company Without Cause) above, (B) pursuant to subsection 5(c) (Termination by the Executive for Good Reason) above, (C) pursuant to subsection 5(d) (Termination by the Executive upon a Change in Control) above, or (D) after March 31, 2001 for any reason other than pursuant to subsection 5(a) (Termination by the Company for Cause), then the Company shall, in addition to any Gross-up Payment under subsection 4(f) (Certain Additional Payments by the Company), (i) pay to the Executive as severance pay, at Executive's option in a lump sum or as a continuation of compensation in accordance with this Agreement, Executive's total compensation hereunder for a twelve-month period beginning on the date on which such termination takes place, including without limitation under subsections 4(a) (Salary) and 4(b) (Bonus) and (ii) continue for the 12-month period beginning on the date on which such termination takes place, group health plan benefits to the extent authorized by and consistent with 29 U.S.C. Section 1161 et seq. (commonly known as "COBRA"), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and the Executive as in effect on the date of termination. Notwithstanding the foregoing, if, at the time of such termination (w) by the Company Without Cause,
(x) by the Executive for Good Reason, (y) by the Executive upon a Change in Control or (z) after March 31, 2001 for any reason other than pursuant to subsection 5(a) (Termination by the Company for Cause), the Company is in discussion with a person or entity regarding a Transaction, and such discussion results in the consummation of a Transaction, or execution of a definitive agreement regarding a Transaction, within 15 months of such termination then the Executive shall also receive the Transaction Fee under subsection 4(d) upon the closing of the Transaction, provided such consummation of a Transaction, or execution of a definitive agreement regarding a Transaction, as the case may be, occurs on or before March 31, 2002.

The parties hereto agree that the Termination Benefits are to be in full satisfaction, compromise and release of any claims arising out of any termination of the Employee's employment pursuant to subsections 5(b) or 5(c), and in either case with such amounts to be contingent upon the Employee's delivery upon termination of employment of a general release of any and all claims arising out of facts or circumstances which occurred prior to the date of such termination in a form reasonably satisfactory to the Company, it being understood that no Termination Benefits shall be provided unless and until the Employee determines to execute and deliver such release.

                  (i) No Mitigation. The Executive shall not be required to mitigate the amount of payment provided for in subsection 5(h) by seeking other employment or otherwise.

                  (j) Reduction in Compensation. If the Executive terminates her employment for Good Reason based upon a reduction by the Company of the Executive's Salary or Bonus Compensation, then for purposes of calculating the Termination Benefits under subsection 5(h), the Executive's Salary as of the Date of Termination shall be deemed to be the Executive's Salary immediately prior to the reduction that the Executive claims as grounds for Good Reason or Change in Control.

                  (k) Disability. Upon the permanent disability (as defined below) of the Executive continuing for a period in excess of one hundred eighty
(180) consecutive days, all obligations of the Company under this Agreement shall immediately terminate other than any obligation of the Company with respect to earned but unpaid Salary and Regular Benefits contemplated hereby to the extent accrued or vested through the date of termination. As used herein, the terms "permanent disability" or "permanently disabled" shall mean the inability of the Executive, by reason of injury, illness or other similar cause, to perform essential functions of her position as described in Section 2 above, as determined reasonably and in good faith by the Company. Nothing in this subsection 5(k) shall be construed to waive the Executive's rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. Section 2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq.

                  (l) Death of Executive. If the Executive dies prior to the expiration of this Agreement, the Executive's employment and other obligations under this Agreement shall automatically terminate and all compensation to which the Executive is or would have been entitled hereunder, including without limitation under subsections 4(a) (Salary) and 4(b) (Bonus), but excluding compensation under subsections 4(c) (Retention Payment) and 4(d) (Transaction Incentive Fee), shall terminate as of the end of the month in which the Executive's death occurs; provided, however, that the Executive's named beneficiary or beneficiaries shall receive such reimbursement as may have been due to the Executive pursuant to subsection 4(h) (Expenses) hereof. Notwithstanding the foregoing, if, at the time of Executive's death, the Company is in discussion with a person or entity regarding a Transaction, and such discussion results in the consummation of a Transaction, or execution of a definitive agreement regarding a Transaction, within 15 months after the Executive's death, then the Executive shall also receive the Transaction Fee under subsection 4(d) upon the closing of the Transaction.

                  (m) Non-Competition and Related Agreements. Notwithstanding termination of this Agreement as provided in this Section 5 or any other termination of the Executive's employment with the Company, the Executive's obligations under Section 6 hereof shall survive any termination of the Executive's employment with the Company at any time and for any reason as provided therein.

                  (n) Outplacement Services. Upon the termination of the Executive's employment with the Company for any reason other than pursuant to subsection 5(a) (Termination by the Company for Cause) or subsection 5(l) (Death of Executive), the Company shall provide to the Executive outplacement services at the executive level (not to exceed $20,000 in the aggregate) for twelve (12) months following such termination of employment.

         6. Non-Competition; Non-Disparagement; Confidential Information and Cooperation.

                  (a) Non-Competition; Non-Solicitation. Executive recognizes that if she were to attempt to perform as an employee of a competitor of the Company, there would be a genuine and inevitable threat that Executive would use or disclose Confidential Information. Therefore, and in consideration for Executive's employment by the Company under the terms provided in this Agreement and as a means to aid in the performance and enforcement of the terms of the confidentiality provisions of Paragraph 6(c), the Executive hereby agrees that during the period commencing on the date hereof and ending on the date which is the first anniversary of the date on which the Executive's employment with the Company terminates (the "Noncompetition Period"), the Executive will not, without the express written consent of the Company, directly or indirectly, anywhere in the United States, engage in any activity which is, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), any business, organization or person other than the Company (or any subsidiary or affiliate of the Company), and including any such business, organization or person involving, or which is, a family member of the Executive, whose business, activities, products or services are competitive with any of the business, activities, products or services conducted or offered by the Company or its subsidiaries or affiliates during any period in which the Executive serves as an officer or employee of the Company or any of its subsidiaries or affiliates, which business, activities, products and services shall include in any event and without limitation consulting services regarding information systems relating to the management of dental practices. Without implied limitation, the foregoing covenant shall be deemed to prohibit (a) hiring or engaging or attempting to hire or engage for or on behalf of the Executive or any such competitor any officer or employee of the Company or any of its direct and/or indirect subsidiaries and affiliates, or any former employee of the Company and any of its direct and/or indirect subsidiaries and affiliates who was employed during the six (6) month period immediately preceding the date of such attempt to hire or engage, (b) encouraging for or on behalf of the Executive or any such competitor any such officer or employee to terminate his or her relationship or employment with the Company or any of its direct or indirect subsidiaries and affiliates, (c) soliciting for or on behalf of Executive or any such competitor any client of the Company or any of its direct or indirect subsidiaries and affiliates, or any former client of the Company or any of its direct or indirect subsidiaries and affiliates who was a client during the six (6) month period immediately preceding the date of such solicitation and (d) diverting to any person (as hereinafter defined) any client or business opportunity of the Company or any of its direct or indirect subsidiaries and affiliates.

         Notwithstanding anything herein to the contrary, the Executive may make passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than one percent (1%) of the equity of such enterprise.

         Neither the Executive nor any business entity controlled by the Executive is a party to any contract, commitment, arrangement or agreement which could, following the date hereof, restrain or restrict the Company or any subsidiary or affiliate of the Company from carrying on its business or restrain or restrict the Executive from performing his employment obligations, and as of the date of this Agreement the Executive has no business interests whatsoever in or relating to the industries in which the Company or its subsidiaries or affiliates currently engage and other than passive investments in the shares of public companies of less than one percent (1%).

                  (b) Confidential Information. As used in this Agreement, "Confidential Information" means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software;

market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Executive in the course of the Executive's employment by the Company, as well as other information to which the Executive may have access in connection with the Executive's employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive's duties under subsection 6(c).

                  (c) Confidentiality. The Executive understands and agrees that her employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. Executive acknowledges that in the course of her employment with the Company, she will be allowed to become acquainted with the Company's Confidential Information. The Company agrees to provide on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid Executive in the performance of her duties. At all times, both during the Executive's employment with the Company and after her termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive's duties to the Company.

                  (d) Inventions. The Executive recognizes that the Company and its affiliates possess a proprietary interest in all of the Confidential Information and have the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of the Executive, except as otherwise agreed between the Company and the Executive in writing. The Executive expressly agrees that any products, inventions, discoveries or improvements made by the Executive or her agents or affiliates in the course of the Executive's employment, including any of the foregoing which is based on or arises out of the Confidential Information, shall be the property of and inure to the exclusive benefit of the Company. The Executive further agrees that any and all products, inventions, discoveries or improvements developed by the Executive (whether or not able to be protected by copyright, patent or trademark) during the course of her employment, or involving the use of the time, materials or other resources of the Company or any of its affiliates, shall be promptly disclosed to the Company and shall become the exclusive property of the Company, and the Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

                  (e) Business Opportunities. The Executive agrees, while she is employed by the Company, to offer or otherwise make known or available to it, as directed by the Board of Directors of the Company and without additional compensation or consideration, any business prospects, contracts or other business opportunities that she may discover, find, develop or otherwise have available to her in any field in which the Company or its affiliates are engaged or propose to be engaged, and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company.

                  (f) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive's employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive's employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

                  (g) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous company or other party which restricts in any way the Executive's use or disclosure of information or the Executive's engagement in any business. The Executive represents to the Company that the Executive's execution of this Agreement, the Executive's employment with the Company and the performance of the Executive's proposed duties for the Company will not violate any obligations the Executive may have to any such previous company or other party. In the Executive's work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous company or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

                  (h) Litigation and Regulatory Cooperation. During and after the Executive's employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive's employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive's performance of obligations pursuant to this subsection 6(h).

                  (i) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 6, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief, including, without limitation, specific performance, to restrain any such breach without posting bond or showing or proving any actual damage to the Company.

                  (j) Non-Disparagement and Cooperation. During the Executive's employment and for a period of one year after termination of the Executive's employment, the Executive agrees not to make or cause to be made, directly or indirectly, any statement to any person criticizing or disparaging the Company or any of its stockholders, directors, officers or employees or commenting unfavorably or falsely on the character, business judgment, business practices or business reputation of the Company or any of its stockholders, directors, officers or employees. During and after the Executive's employment, the Executive agrees that the Executive will cooperate fully with the Company in arranging for an orderly and professional transition of her responsibilities. During and after the Executive's employment, the Executive further agrees that the Executive will present the circumstances of her termination of employment in a light that will not reflect unfavorably on the Company. In the event Executive breaches the covenants set forth in this subsection 6(j), the Executive will be responsible for repaying to the Company any amounts received by the Executive pursuant to subsection 5(h) (Certain Termination Benefits) within thirty (30) days of such breach.

         7. Indemnification. The Company and the Executive have executed an Indemnification Agreement which provides the same terms and conditions as similar agreements between the Company and its directors. The stated purpose of the Indemnification Agreement is to provide greater indemnification than that which is afforded by the Company's charter, by-laws and, to the extent insurance is available, the coverage of Executive under the Company's directors and officers liability insurance policies.

         8. Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive's employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration under the auspices of the American Arbitration Association ("AAA") in Dallas, Texas in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. The arbitrators shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This
Section 8 shall be specifically enforceable.

         Notwithstanding anything to the contrary contained herein, the provisions of this Section 8 shall not apply with regard to any equitable remedies to which any party may be entitled hereunder.

         Each of the parties hereto (a) hereby irrevocably submits to the jurisdiction of the United States District Court for the Northern District of Texas and the courts of general jurisdiction of the State of Texas in Dallas county, Texas for all disputes hereunder including for the purposes of enforcing the award or decision in any arbitration proceeding under this Section 8, (b) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or her submission to jurisdiction and its or her consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against any party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction; provided, however, that any party hereto may at its or her option bring suit or institute other judicial proceedings, in any state or federal court of the United States or of any country or place where the other parties or their assets, may be found.

         9. Integration. Except as provided herein, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

         10. Assignment; Successors and Assigns, etc. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; that the Company may assign its rights under this Agreement without the consent of the Executive in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

         11. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         12. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

         13. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the President and/or Secretary, and shall be effective on the date received.

         14. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

         15. Governing Law. This contract shall be construed under and be governed in all respects by the laws of the State of Texas, without giving effect to the conflict of laws principles thereof.

         16. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

         17. Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Company or any affiliate of the Company against the Executive, the Executive's spouse, heirs, executors or personal or legal representatives after the expiration of two (2) years from the date of accrual of such cause of action, and any claim or cause of action of the Company or any affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

         18. Legal Fees. If Executive seeks to enforce the provisions of Sections 4 and 5 of this Agreement , then all of her reasonable legal fees and expenses shall be paid and indemnified by the Company to Executive as they come due upon presentation thereof (with supporting detail) by Executive to the Company. All reasonable legal fees (not to exceed $7,000 in the aggregate) and expenses incurred by Executive in connection with the negotiation and execution of this Agreement shall be paid or reimbursed to Executive by the Company.

         19. 2000 Employment Agreement. This Agreement shall supersede and replace in all respects the 2000 Employment Agreement, which superseded and replaced in all respects the 1999 Employment Agreement. Notwithstanding the foregoing, the Indemnification Agreement referenced in Section 7 of this Agreement and the Stock Option Agreement dated as of August 9, 1999 and the Stock Option Agreement dated as of May 8, 2000, shall remain in full force and effect.

         20. Defined Terms. As used herein, the following terms shall have the following meanings:

                  (a) "1999 Employment Agreement" shall mean that Employment Agreement between Monarch Dental Corporation and Lisa Corbett Peterson dated as of August 9, 1999.

                  (b) "Transaction" shall mean any transaction described in subsection 5(d)(i), (ii) or (v).

                  (c) "Closing Date" shall mean the date upon which a Transaction is closed.

                  (d) "Total Equity Value," for purposes of calculating the Transaction Fee with respect to a Transaction, shall mean:

                  V = W times X, where:

                  V means the Total Equity Value;

                  W means total number of shares of the Company's equity securities outstanding at the time of the Transaction on a fully diluted basis to be determined by the Accounting Firm in accordance with Generally Accepted Accounting Principles under the terms of the second sentence of subsection 4(f) hereof; and

                  X means the per share value received by any holder of the Company's equity securities who sells, exchanges, converts, or otherwise disposes of shares held thereby under and/or pursuant to the Transaction.

                  (e) "2000 Employment Agreement" shall mean that Amended and Restated Employment Agreement between Monarch Dental Corporation and Lisa Corbett Peterson dated as of May 26, 2000.

                         [PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, this Second Amended and Restated Employment Agreement has been executed as a sealed instrument by the Company, by its duly authorized officer, and by the Executive, as of the Effective Date.


                                   COMPANY:

                                   MONARCH DENTAL CORPORATION



                                   By:
                                      -----------------------------------------
                                      Glenn E. Hemmerle, By Direction of the
                                      Board of Directors


                                   EXECUTIVE:



                                   --------------------------------------------
                                   Lisa Corbett Peterson